Exhibit 99.1

pingtan marine enterprise LTD. announces closing of RMB400 million Strategic investment by cHINA AGRICULTURE iNDUSTRY DEVELOPMENT FUND

FUZHOU, China, February 17, 2015 – Pingtan Marine Enterprise Ltd. (Nasdaq: PME), (“Pingtan,” or the “Company”) a global fishing company based in the People’s Republic of China (PRC), today announced the closing of the previously announced RMB400 million (approximately US$64.0 million at current exchange rates) strategic investment by China Agriculture Industry Development Fund Co., Ltd. in the Company’s wholly-owned subsidiary, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd.

Mr. Xinrong Zhuo, Chairman and CEO of the Company, commented, “We are pleased to announce the closing of this investment, and look forward to utilizing these additional resources to expand and strengthen our operations and meet the growing demand of deep ocean seafood products in China.”

About Pingtan Marine

Pingtan is a global fishing company, engaging in ocean fishing through its wholly-owned subsidiary, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing. Pingtan Fishing primarily engages in ocean fishing with many of its self-owned vessels operating within the Indian Exclusive Economic Zone and the Arafura Sea of Indonesia. Pingtan Fishing is a growing fishing company and provider of high quality seafood in the PRC.

Business Risks and Forward-Looking Statements

This press release may contain forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. In addition, please refer to the risk factors contained in Pingtan's SEC filings available at www.sec.gov, including Pingtan's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Definitive Proxy Statement. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pingtan undertakes no obligation to update or revise any forward-looking statements for any reason.

Contact: Roy Yu Chief Financial Officer Pingtan Marine Enterprise Ltd. Tel: +86 591 87271753 ryu@ptmarine.net	Investor Relations: The Equity Group Inc. Katherine Yao, Associate 86 10 6587 6435 kyao@equityny.com